EXHIBIT 99.1
                                                                    ------------


PRESS RELEASE DATED NOVEMBER 15, 2004 REGARDING EARNINGS FOR THE QUARTER ENDED SEPTEMBER 30, 2004.

LIFEWAY FOODS, INC.
FOR IMMEDIATE RELEASE

Sales Rose 8 Percent in the Third Quarter and 10.5 Percent in the Nine Months Periods

MORTON GROVE, Ill., Nov. 15 - Lifeway Foods, Inc. announced its financial results for the third quarter and nine months period ended September 30, 2004. For the third quarter, sales rose 7.8 percent to a record $4.14 million compared to $3.83 million in the same quarter a year ago. Net income was $515,109, or $0.06 per share, compared to $709,196, or $0.08 per share, for the year ago quarter. This decrease is primarily attributable to higher raw material prices.

For the nine month period, sales increased 10.5 percent to $12.08 million from $10.92 million, in the year ago period. Net income was $1.71 million, or $0.20 per share, compared to net income of $2.39 million, or $0.28 per share, in the year ago period. This decrease was primarily attributable to the sharp, temporary second quarter spike in milk prices.

"We are extremely excited about our continued strong performance and record sales in the third quarter," Julie Smolyansky, Lifeway Foods' president stated. "Growth in third quarter sales was especially encouraging, when compared to the year ago quarter, because the 2003 quarter experienced a large order by Sav-A-Lot stores that was not present this year. In regards to our acquisition in the quarter, Ilya's Farms only contributed a little more than $100,000 in the third quarter sales. We look forward to further strengthening our presence on the East Coast with this recent acquisition and believe long-term, this has the potential to add significantly to shareholder value.

"There were several factors contributing to the decrease of $194,000 in net income with the most significant being increased milk prices, insurance costs and professional fees associated with regulatory compliance and the recent acquisition," Smolyansky said.

Lifeway, recently named as Fortune Magazine's 38th Fastest Growing Small Company and 47th on the Forbes 200 Best Small Companies, is a manufacturer of cultured, probiotic and functional food products in the health food industry, and is America's leading supplier of the cultured dairy product known as kefir. The Company markets 12 flavors of kefir, and America's first and only no sugar added, low carb kefir, Slim 6(TM). The Company also participates in the organic and soy markets with Lifeway Organic(TM), Organic Kefir and Kefir Cheese, and America's first soy kefir called SoyTreat(TM). The Company recently added a line of gourmet cream cheeses.

For more information, contact Julie Smolyansky, President, Lifeway Foods, Inc. at (847) 967-1010 or e-mail at info@lifeway.net and visit http://www.lifeway.net.

This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company's reports filed with the Securities and Exchange Commission.

                               Lifeway Foods, Inc.
                   Condensed Consolidated Statement of Income

                                           (Unaudited)
                         Three Months Ended            Nine Months Ended
                      September      September      September      September
                          30,            30,            30,            30,
                         2004           2003           2004           2003
                     -----------    -----------    -----------    -----------
Sales                $ 4,138,606    $ 3,837,100    $12,075,778    $10,921,510
Cost of Goods Sold     2,239,553      1,907,802      6,604,554      5,467,692
Gross Profit           1,899,053      1,929,298      5,471,224      5,453,818
Operating Expenses     1,157,906        871,192      3,089,336      2,653,974
Income from
   Operations            741,147      1,058,106      2,381,888      2,799,844
Total other income        70,172         56,563        411,433      1,024,544
Pre-tax income           811,319      1,114,669      2,793,321      3,824,388
Income taxes             296,210        405,473      1,080,905      1,433,191
Net income               515,109        709,176      1,712,416      2,391,197

Per Share Earnings   $       .06    $       .08    $       .20    $       .28

Wtg. Ave. Shares       8,440,207      8,436,888      8,438,433      8,436,888

                      Condensed Consolidated Balance Sheet


                                                (Unaudited)
                                       September 30,    September 30,
                                            2004             2003
Current Assets                          $15,182,890      $13,571,601
Current Liabilities                         899,452        1,543,329
Working Capital                          14,283,438       12,028,272
Long-term Debt                              456,796          478,024
Stockholders Equity                     $17,385,071      $14,956,643